Exhibit 99.3

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	May 1, 2016	November 1, 2015

Assets

Current assets:
Cash and cash equivalents	$193,978	$205,867
Accounts receivable	104,330	110,056
Inventories	24,510	24,157
Other current assets	24,409	24,034

Total current assets	347,227	364,114

Property, plant and equipment, net	523,669	547,284
Investment in joint venture	92,911	93,021
Intangible assets, net	22,071	24,616
Other assets	16,030	16,520

	$1,001,908	$1,045,555

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$5,806	$65,495
Accounts payable and accrued liabilities	108,311	127,197

Total current liabilities	114,117	192,692

Long-term borrowings	64,419	67,120
Other liabilities	20,600	23,677

Photronics, Inc. shareholders' equity	693,284	646,555
Noncontrolling interests	109,488	115,511
Total equity	802,772	762,066

	$1,001,908	$1,045,555